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                                                                     EXHIBIT 18

                                                               January 29, 1997

The Board of Directors
System Software Associates, Inc.:

  We have audited the consolidated balance sheet of System Software Associates, Inc. and subsidiaries as of October 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and have reported thereon under date of January 7, 1997, except as to notes 6, 7, and 11 of the notes to consolidated financial statements, as to which the date is January 29, 1997. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended October 31, 1996. As stated in Management's Discussion and Analysis included in Item 7 of the aforementioned Form 10-K, the Company changed its method of accounting for reseller agreements, and states that the newly adopted accounting principle is preferable in the circumstances because it provides a more meaningful measurement of its operations. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

  With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of System Software Associates, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

  Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                          Very truly yours,

                                          /s/ KPMG Peat Marwick LLP